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                                                                       EXHIBIT 6



                                    AGREEMENT

                  THIS AGREEMENT, dated as of March 30, 1999 and subsequent revision November 1, 1999 (this "Agreement"), is by and between Intrex, Inc. , a Nevada corporation (the "Company"), and KLAD ( Kevin Allen and Kathleen McCarthy) (the "Consultants").

                  WHEREAS, the Company desires the Consultants to provide various media consulting services in the design and implementation of the Company's web-site, and regular updates, as well as creating and reviewing the process of press releases, and such other duties as may be requested and updated from time to time, subject to the terms and conditions hereinafter set forth.

                  NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the Company and the Consultants (individually, a "Party" and together the "Parties") hereby agree as follows:

                  1.       TERM.

                  The term of this Agreement shall commence as of the date hereof and shall terminate at the close of business on the SECOND anniversary of the date hereof.

                  2.       DUTIES AND RESPONSIBILITIES

                  (a) The Parties acknowledge and agree that the Consultant(s) is/are an independent contractor and is neither an employee, nor an agent of the Company or any of its subsidiaries or affiliates. Nothing in the Agreement shall be construed to grant either Party the authority to enter into a contract in the name of the other Party, or to bind the other Party in any manner.

                  (c) The Consultant(s) shall be available on a part-time basis to perform his services hereunder as it would be reasonably necessary and will be available to participate in meetings as may be reasonably necessary but not to exceed a maximum of one day per month.

                  3.       COMPENSATION.

                  Upon the execution of this Agreement, the Company shall grant to the Consultants a 500,000 Stock Option to purchase shares of common stock of the Company, exercisable at a strike price of $0.875. The underlying shares of common stock of the Company shall be included in a registration statement. The first 100,000 option will vest over a period of 3 months, with the remaining options vesting over the next 9 months.

                  4. INDEMNIFICATION. The Company shall indemnify the Consultants (and his heirs, executors, and administrators) to the fullest extent permitted by the
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                           General Corporation Law of the State of Nevada, as
                           amended from time to time, for all amounts
                           (including, without limitation, judgments, fines, settlement payments, expenses and attorneys' fees) incurred or paid by the Consultant in connection with any action, suit, investigation or proceeding arising out of or relating to the performance by the Consultant of services for the Company, or any subsidiary of the Company or any other person at the Company's request.

                  5. PARTIES. This Agreement shall be binding upon and shall inure to the benefit of the Company and the Consultants, the Consultant's heirs, beneficiaries and legal representatives.

                  6. REPRESENTATION. The Company represents and warrants that it is fully authorized and empowered to enter into this Agreement and that the performance of its obligations under this Agreement will not violate any agreement between it and any other person, firm or organization. The Consultant represents that there is no agreement between him and any other person, firm or organization that would be violated by the entrance into or the performance of his obligations under this Agreement.

                  7.       ENTIRE AGREEMENT; AMENDMENT.

                  (a) This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes any and all other agreements between the parties with respect to the subject matter hereof.

                  (b) Any amendment of this Agreement shall not be binding unless in writing and signed by both (i) an officer or director of the Company duly authorized to do so and (ii) the Consultant.

                  8. ENFORCEABILITY. In the event that any provision of this Agreement is determined to be invalid or unenforceable, the remaining terms and conditions of this Agreement shall be unaffected and shall remain in full force and effect, and any such determination of invalidity or enforceability shall not affect the validity or enforceability of any other provision of this Agreement.

                  9. GOVERNING LAW. THIS AGREEMENT IS EXECUTED IN THE STATE OF NEW YORK AND SHALL BE GOVERNED BY, AND BE ENFORCEABLE IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

                  10. COUNTERPARTS. This Agreement may be executed in two or more counterparts.


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                  IN WITNESS WHEREOF, the parties hereto have caused this
Agreement to be duly executed as of the date first written above.

                                      The Financial Commerce Network, Inc.


                                      By:  /s/ James F. Mullen
                                           -----------------------------------
                                           Name:  James F. Mullen
                                           Title: Secretary






                                      ------------------------------------
                                           Kevin Lee Allen Design, Ltd.

                                      By: Kevin Lee Allen


                                      /s/ Kevin Lee Allen
                                      ------------------------------------


                                      By: Kathleen McCarthy


                                      /s/
                                      ------------------------------------



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